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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               __________________

                                     FORM 15
                               __________________

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NO. 1-05064
                               __________________

                                  JOSTENS, INC.
             (Exact name of registrant as specified in its charter)
                                ________________


                          5501 AMERICAN BOULEVARD WEST
                          MINNEAPOLIS, MINNESOTA 55432
                                 (952) 830-3300
          (Address, including zip code and telephone number, including area code, of principal executive offices)
                                ________________

                   12 3/4% SENIOR SUBORDINATED NOTES DUE 2010
            (Title of each class of securities covered by this Form)

                                      NONE
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains))
                                ________________

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]      Rule 12h-3(b)(1)(i)      [_]
Rule 12g-4(a)(1)(ii)     [_]      Rule 12h-3(b)(1)(ii)     [_]
Rule 12g-4(a)(2)(i)      [_]      Rule 12h-3(b)(2)(i)      [_]
Rule 12g-4(a)(2)(ii)     [_]      Rule 12h-3(b)(2)(ii)     [_]
                                  Rule 15d-6               [_]

Approximate number of holders of record as of the certification or notice date: thirteen (13) holders.

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           Pursuant to the requirements of the Securities Exchange Act of 1934,
Jostens, Inc. has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.


October 5, 2004

                                           JOSTENS, INC.



                                           By:   /s/ David A. Tayeh
                                                 -------------------------------
                                                 Name:   David A. Tayeh
                                                 Title:  Chief Financial Officer